Exhibit a.22

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND

(NVG Series 5)

AMENDMENT NO. 1 TO

STATEMENT ESTABLISHING AND FIXING

THE RIGHTS AND PREFERENCES OF SERIES 5

VARIABLE RATE DEMAND PREFERRED SHARES

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND

AMENDMENT NO. 1 TO

STATEMENT ESTABLISHING AND FIXING

THE RIGHTS AND PREFERENCES OF SERIES 5

VARIABLE RATE DEMAND PREFERRED (“VRDP”) SHARES

(the “Original Statement”)

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND, a Massachusetts business trust (the “Fund”), hereby certifies that the Board of Trustees of the Fund, having determined that the amendments to the Original Statement set forth in Section 2 below do not materially and adversely affect any preference, right or power of the Series 5 VRDP Shares or the Holders or the Beneficial Owners thereof as contemplated by Section 5(c)(i) of the Original Statement, the Board of Trustees has, by resolution, authorized the amendments to the Original Statement set forth in Section 2 below.

Section 1.    Definitions.

(a) Terms used in this amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Statement.

(b) The Original Statement as amended hereby is hereinafter referred to as the “Statement.”

Section 2.     Amendments.

(a) The definition of “LIBOR Rate” under the heading “Definitions” in the Original Statement is amended and restated in its entirety as follows:

“LIBOR Rate” means, on any Rate Determination Date, (i) the rate for deposits in U.S. dollars for the designated Rate Period, which appears on Reuters display page LIBOR01 (“Page LIBOR01”) (or such other page as may replace that page on that service, or such other service as may be selected by the LIBOR Dealer or its successors that are LIBOR Dealers) as of 11:00 a.m. London time, on the day that is the London Business Day preceding the Rate Determination Date (the “LIBOR Determination Date”), or (ii) if such rate does not appear on Page LIBOR01 or such other page as may replace such Page LIBOR01, (A) the LIBOR Dealer shall determine the arithmetic mean of the offered quotations of the Reference Banks to leading banks in the London interbank market for deposits in U.S. dollars for the designated Rate Period in an amount determined by such LIBOR Dealer by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such date made by such LIBOR Dealer to the Reference Banks, (B) if at least two of the Reference Banks provide such quotations, the LIBOR Rate shall equal such arithmetic mean of such quotations, (C) if only one or none of the Reference Banks provide such quotations, the LIBOR Rate shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by the LIBOR Dealer (after obtaining the Fund’s approval) are quoting on the relevant LIBOR Determination Date for deposits in U.S. dollars for the designated Rate Period in an amount determined by the LIBOR Dealer (after obtaining the Fund’s approval) that is representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market; provided, however, that if no LIBOR Dealer quotes a rate required to determine the LIBOR Rate, the LIBOR Rate will be determined on the basis of the quotation or quotations furnished by any Substitute LIBOR Dealer or Substitute LIBOR Dealers selected by the Fund to provide such rate or rates not being supplied by the LIBOR Dealer; provided further, that if the LIBOR Dealer and Substitute LIBOR Dealers are required but unable to determine a rate in accordance with at least one of the procedures provided above, the LIBOR Rate shall be the LIBOR Rate as determined on the previous Rate Determination Date. If the number of days in a Rate Period shall be (i) seven or more but fewer than 21 days, such rate shall be the seven-day LIBOR Rate; (ii) 21 or more but fewer than 49 days, such rate shall be the one-month LIBOR rate; (iii) 49 or more but fewer than 77 days, such rate shall be the two-month LIBOR rate; (iv) 77 or more but fewer than 112 days, such rate shall be the three-month LIBOR rate; (v) 112 or more but fewer than 140 days such rate shall be the four-month LIBOR rate; (vi) 140 or more but fewer than 168 days, such rate shall be the five-month LIBOR rate; (vii) 168 or more but fewer than 189 days, such rate shall be the six-month LIBOR rate; (viii) 189 or more but fewer than 217 days, such rate shall be the seven-month LIBOR rate; (ix) 217 or more but fewer than 252 days, such rate shall be the eight-month LIBOR rate; (x) 252 or more but fewer than 287 days, such rate shall be the nine-month LIBOR rate; (xi) 287 or more but fewer than 315 days, such rate shall be the ten-month LIBOR rate; (xii) 315 or more but fewer than 343 days, such rate shall be the eleven-month LIBOR rate; and (xiii) 343 or more but fewer than 365 days, such rate shall be the twelve-month LIBOR rate. Notwithstanding the foregoing, if the LIBOR Rate in respect of any Rate Period would otherwise be less than zero (0), the LIBOR Rate for such Rate Period will be deemed to be zero (0). If the Fund determines that adequate and reasonable methods no longer exist for ascertaining the LIBOR Rate as provided above, the Fund shall replace the LIBOR Rate with a substitute or successor rate that it determines in good faith to be a reasonably comparable index rate, provided that if the Fund determines that it is required to replace the LIBOR Rate and there is an industry accepted substitute or successor index rate, the Fund shall replace the LIBOR Rate with such index rate, and, without shareholder approval, amend or supplement this Statement as provided in paragraph (a) of Section 12 of Part I of this Statement accordingly to implement such replacement, including any conforming changes to tenor and/or spread adjustments, as necessary.

(b) Section 12(a) of Part I of the Original Statement is hereby amended and restated in its entirety as follows:

Amendment of or Supplements to this Statement. The Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by this Statement or required by applicable law), amend or supplement this Statement to (1) reflect any amendments or supplements hereto which the Board of Trustees is entitled to adopt pursuant to the terms of this Statement without shareholder approval or (2) provide for the issuance of additional shares of Series 5 VRDP (and terms relating thereto), and each such additional share of Series 5 VRDP shall be governed by the terms of this Statement as so amended or supplemented, or (3) replace the LIBOR Rate as provided in the definition thereof.

(c) The foregoing amendments to the Original Statement shall be effective from and including December 1, 2021.

IN WITNESS WHEREOF, Nuveen AMT-Free Municipal Credit Income Fund having duly adopted this amendment to the Original Statement, has caused these presents to be signed as of December 1, 2021 in its name and on its behalf by its Chief Administrative Officer and attested by its Vice President and Secretary. The Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and the said officers of the Fund have executed this amendment to the Original Statement as officers and not individually, and the obligations of the Fund set forth in the Statement are not binding upon any such officers, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND

By:	/s/ David J. Lamb

Name: David J. Lamb
Title: Chief Administrative Officer

ATTEST:

/s/ Mark L. Winget
Name: Mark L. Winget
Title: Vice President and Secretary

Signature Page to Statement Amendment (NVG Series 5)